Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made on and effective as of the date signed by the last party to sign on the signature page below.

Between

(1)
IAMBIC THERAPEUTICS UK LTD, incorporated and registered in England and Wales with company number 12789012 whose registered office is at [***] (the “Company”, “we” or “us”); and
(2)
Frederick Manby of [***] (the “Employee” or “you”)

Agreed terms

1.
Interpretation
1.1.
The definitions and rules of interpretation in this clause 1 apply in this Agreement.

“Associated Employer” has the meaning given to it in the Employment Rights Act 1996.

“Board” means the board of directors of Iambic Therapeutics, Inc. (including any committee of the board duly appointed by it).

“Business Day” means a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

“Employee Handbook” means the Company’s employee handbook (if any) as amended from time to time.

“Employment” means your employment by us on the terms of this Agreement.

“Garden Leave” means any period during which we have exercised our rights under clause 18.

“Group Company” means: the Company, each of its Subsidiaries or Holding Companies from time to time, and each of the Subsidiaries of any Holding Companies from time to time.

“Incapacity” means any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names, domain names, social media handles/assets, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

“Inventions” means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

“Person” means a person, firm, company, corporation, partnership, fund or other entity.

“SSP” means statutory sick pay.

“Start Date” means the start date set forth in Schedule A.

“Subsidiary” and “Holding Company” in relation to a company mean “subsidiary” and “holding company” as defined in section 1159 of the Companies Act 2006.

1.2.
The headings in this Agreement are inserted for convenience only and shall not affect its construction.
1.3.
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.
1.4.
Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.
1.5.
Unless otherwise stated or the context otherwise makes clear, references to a “party” or “parties” means a party or the parties to this Agreement.
1.6.
Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.
1.7.
The schedules to this Agreement form part of (and are incorporated into) this Agreement.
2.
Term of employment
2.1.
Your Employment shall commence or be deemed to have commenced (as applicable) on the Start Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving to the other party not less than the amount of prior notice in writing as set forth in Schedule A of this Agreement or, if longer at the time such notice is given, the applicable statutory minimum notice entitlement under the Employment Rights Act 1996 (being one week’s written notice for each complete year of service up to a maximum of 12 weeks’ written notice after 12 years’ service).
2.2.
No probationary period applies to your employment.
2.3.
Unless otherwise specified in Schedule A, no employment with a previous employer counts towards your period of continuous employment with us.
2.4.
If during the Employment you cease to be a director of any Group Company (otherwise than by reason of your death, resignation or disqualification pursuant to the articles of association or relevant corporate governance documents of the relevant Group Company, as amended from time to time, or by statute or court order) the Employment shall continue with you as an employee only and the terms of this Agreement (other than those relating to the holding of the office of director) shall continue in full force and effect. You shall have no claims in respect of such cessation of office.
3.
Conditions to Appointment
3.1.
As conditions to your Employment under this Agreement, you represent and warrant to us that, by entering into this Agreement or performing any of your obligations under it:
(a)
you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you (including any non‑competition or non-solicitation covenant) and undertake to indemnify us against any claims, costs, damages, liabilities or expenses which we may incur as a result if you are in breach of any such obligations; and
(b)
you have valid immigration permission to work in the United Kingdom which permits you to be employed by the Company without any additional approvals and will notify us immediately of any changes to your immigration status.
4.
Duties
4.1.
During the Employment you shall serve the Company in the job title specified in Schedule A or such other role as we consider appropriate from time to time. Your duties shall include those normally associated with such job title and those as may be described in any job description in Schedule A. Notwithstanding the foregoing, the Company may change your job titles and duties from time to time to meet the needs of the business. You shall report to the Board.
4.2.
During your Employment you shall:
(a)
unless prevented by Incapacity, devote the whole of your time, attention and abilities to our business and not work for anyone else;
(b)
diligently exercise such powers and perform such duties as we may from time to time assign to you together with such person or persons as we may appoint to act jointly with you;
(c)
comply with all reasonable and lawful directions given to you by us, all policies and procedures of the Company applicable to your Employment and all relevant codes of conduct and regulatory requirements that are applicable to your Employment and your office as a director;
(d)
carry out duties on behalf of any other Group Company if required by the Board, including (but not limited to) acting as a director, officer or consultant of any such Group Company;
(e)
comply with the memorandum and articles of association (as amended from time to time) of the Company and any Group Company of which you are a director;
(f)
abide by any statutory, fiduciary or common-law duties to the Company or any Group Company of which you are a director;
(g)
use your best endeavours to promote, protect, develop and extend our business and the business of each Group Company; and
(h)
promptly make such reports and provide such information to the Board in connection with our affairs or your duties on such matters and at such times as are reasonably required, including, in each case, with respect to any person (including you) employed or engaged by the Company or a Group Company:
(1)
any wrongdoing committed, contemplated or discussed; and
(2)
any misuse of Confidential Information.
4.3.
You confirm that you have disclosed to the Company all circumstances in respect of which there is, or there might be, a conflict or possible conflict of interest between the Company or any Group Company and you. You shall disclose to the Company any such circumstances that might arise during the Employment. During the Employment, you shall not directly or indirectly be employed, engaged, concerned or interested in any other business or undertaking which may be harmful to the interests of the Company or any Group Company or which might reasonably be considered to interfere with the performance of your duties under this Agreement without the prior approval of the Board, provided that this clause shall not prohibit you holding (directly or through nominees) of investments listed on any recognised stock exchange as long as not more than three per cent of the issued shares or other securities of any class of any one company shall be so held.
4.4.
You agree that you shall not, at any time during your Employment, breach any confidentiality obligations binding on you, including from any previous employment, nor bring any confidential information relating to any previous employer or other third party onto any of the Company’s systems and you undertake to indemnify us against any claims, costs, damages, liabilities or expenses which we may incur as a result if you are in breach of any such obligations.
4.5.
You shall comply with all applicable laws, regulations, and sanctions relating to anti-bribery and anti-corruption including the Bribery Act 2010 and you shall comply with our ethics and anti-corruption and bribery policies and related procedures at all times.
4.6.
The Company takes a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the Board any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made. You must at all times comply with the Company’s anti-facilitation of tax evasion policy and anti‑corruption and bribery policy as the Company may update them from time to time.
4.7.
You shall comply with any rules, policies and procedures of the Company that are applicable to your employment, including those set out in any Employee Handbook. Such policies and procedures (and Employee Handbook, if any) do not form part of this Agreement and we may amend them at any time. To the extent that there is any conflict between the terms of this Agreement and any policies, procedures or Employee Handbook, this Agreement shall prevail.
4.8.
The Company reserves the right from time to time to second the Employee to the employment of any Group Company in which event, the Employee shall continue to abide by this agreement and the duties and obligations owed under it, save insofar as they are varied by any secondment agreement entered into by the Company. Alternatively, the Company may transfer this agreement to any Group Company and in the event of such a transfer, this agreement shall have effect after such transfer as if originally made between the Employee and such Group Company.
5.
Place of work
5.1.
Your normal place of work is the location set forth in Schedule A or such other place we may reasonably require for the proper performance and exercise of your duties. If your place of work is your home, we shall not reimburse travel expenses from your home to any of our offices in the UK.

5.2.
You shall not relocate to any other country or tax jurisdiction outside of the UK without the prior written consent of the Company and you acknowledge that any such relocation would constitute a serious breach of this agreement in accordance with clause 17.1.
5.3.
You agree to travel on our business (both within the UK or abroad) as may be required for the proper performance of your duties during your Employment.
5.4.
Unless otherwise specified in Schedule A, during your Employment you shall not be required to work outside the UK for any continuous period of more than one month.
6.
Hours of work
6.1.
Your normal working hours are set forth in Schedule A and these hours and days are not variable unless otherwise specified in Schedule A. However, you may be required to work additional hours, without extra remuneration, as may be necessary for the proper performance of your duties or to meet the needs of the Company and these hours are variable.
6.2.
The parties each agree that the nature of your position is such that your working time cannot be measured and, accordingly, you acknowledge that your role in the Company gives you autonomous decision-taking powers about your working hours, so Regulation 4(1) of the Working Time Regulations 1998 (“WTR”) will not apply. To the extent that it could be considered to apply, you agree that in accordance with Regulation 5 of the WTR, Regulation 4(1) of the WTR limiting your working week to 48 hours will not apply to you.
7.
Remuneration
7.1.
During the Employment you shall be paid an initial salary in the amount set forth in Schedule A (the “Basic Salary”).
7.2.
Your Basic Salary is inclusive of any fees due to you by any Group Company as an officer of any Group Company, if applicable.
7.3.
Your salary shall accrue from day to day at a rate of 1/365 of your annual salary and be payable monthly in arrears on or about the last day of each month directly into your bank or building society account.
7.4.
Your salary may be reviewed by the Company annually. We are under no obligation to award an increase following a salary review. There will be no review of the salary after notice has been given by either party to terminate your Employment.
7.5.
We may deduct from your salary, or any other sums owed to you, any money owed to any Group Company by you including any overpayments of salary, overpayments of bonuses, overpayments of holiday pay, any fines incurred by you and paid by the Company, the cost of repairing any damage or loss to Company property caused by you and all losses suffered by the Company as a result of any negligence or breach of duty by you.
7.6.
As set forth in Schedule A, the Company may in its absolute discretion pay you a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine taking into account specific performance targets, to be notified to you.

7.7.
Any bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this agreement. If the Company makes a bonus payment to you in respect of a particular financial year of the Company it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.
7.8.
Notwithstanding clause 7.6, you shall in any event have no right to a bonus or a time-apportioned bonus if:
(a)
you have not been employed throughout the whole of the relevant financial year of the Company; or
(b)
your employment terminates for any reason or you is under notice of termination (whether given by you or the Company) at or before the date when a bonus might otherwise have been payable.
7.9.
Any bonus payments shall not be pensionable.
8.
Benefits
8.1.
During your Employment you may be provided with the benefits set forth in Schedule A (if any). Participation in any benefit provided to you (whether listed in Schedule A or otherwise) is: (a) subject to any rules, terms and conditions applicable to the relevant benefit from time to time; (b) subject to the Company’s right to alter the cover provided or to alter any term of the benefit or scheme or to cease to provide (without replacement or compensation) the benefit or scheme at any time; and (c) if an insured benefit, conditional on you (and any insured spouse, civil partner and dependants) satisfying any applicable requirements of the insurers and subject to you and any insured dependants satisfying the normal underwriting requirements of the relevant insurance provider and the relevant premium being at a rate which the Company considers reasonable. The Company shall not have any liability to pay any benefit to you or any dependant under any insurance or assurance scheme provided under this Agreement unless it receives payment of the benefit from the insurer under the scheme.
8.2.
The Company reserves the right to terminate your employment notwithstanding that you or your spouse or dependents (as applicable) are receiving benefits, including, if applicable, sick pay, permanent health insurance or other benefits, and that such termination of employment may result in those benefits being discontinued. You agree that you shall have no claim against the Company for damages in respect of the loss of benefits in such circumstances.
9.
Expenses
9.1.
We shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by you in the course of your Employment, subject to production of VAT receipts or other appropriate evidence of payment. You shall abide by our policies on expenses as in effect from time to time.
10.
Holidays
10.1.
During the Employment you shall be entitled to the number of days’ paid holiday in each holiday year as set forth in Schedule A. Our holiday year runs between the dates specified in Schedule A. If your Employment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro-rata basis rounded up to the nearest half day.

10.2.
In taking holiday, you shall take into account the business needs of the Group Companies and you acknowledge that your line manager or the Board can reasonably request that you take holiday or reasonably refuse that you take holiday on any particular dates, including during Garden Leave, your notice period or period of sickness absence.
10.3.
Unless otherwise stated in the Company’s holiday policy applicable to you and as then in effect, you shall not carry forward untaken holiday from one holiday year to the following holiday year and all such unused holiday shall be forfeited unless you have been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity, paternity, adoption, shared parental, parental or parental bereavement leave. In cases of sickness absence, carry-over is limited to four weeks’ holiday per year less any leave taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.
10.4.
We shall not pay you in lieu of untaken holiday except on termination of your Employment. On termination we shall pay you in lieu of any accrued but untaken holiday for the holiday year in which termination takes place and any untaken days permitted to be carried forward from the preceding holiday year. Subject to clause 10.5 the amount of the payment in lieu will be calculated as 1/260th of your Basic Salary (or full-time equivalent salary if you work for us on a part‑time basis) for each untaken day of the entitlement.
10.5.
If we have terminated or would be entitled to terminate your Employment under clause 17 or if you have terminated your Employment in breach of this Agreement, any payment due under clause 10.4 shall be limited to your statutory entitlement under the Working Time Regulations 1998 and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
10.6.
If on termination of your Employment you have taken more holiday than your accrued holiday entitlement, we shall be entitled to deduct the excess holiday pay from any payments due to you calculated at 1/260th of your salary (or full-time equivalent salary if you work for us on a part-time basis) for each excess day.
11.
Incapacity
11.1.
If you are absent from work due to Incapacity, you shall notify your line manager of the reason for the absence as soon as possible but no later than 9 a.m. on the first day of absence. You shall certify your absence in accordance with our sickness policy as in effect from time to time.
11.2.
Your eligibility to receive sick pay shall be limited to SSP. Your qualifying days for SSP purposes are Monday to Friday. Additional Company sick pay entitlements set forth in Schedule A (if any) shall be inclusive of SSP and shall be subject to our sickness absence policy and procedures as in effect from time to time (which may be amended at our discretion).
11.3.
You agree to consent to medical examinations (at our expense) by a doctor or consultant nominated by us should we so require where such medical examination is relevant to your Employment or your ability to perform your duties under this agreement. You agree that you will fully cooperate with any relevant medical practitioner and you shall, subject to your rights under the Access to Medical Reports Act 1988, authorise the medical practitioner to disclose to and discuss with us the results of any examination and any matters which arise from it.
11.4.
If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify the Board of that fact and of any claim, settlement or judgment made or awarded in connection with it and all relevant particulars that the Board may reasonably require. You shall if required by us, co-operate in any related legal proceedings and refund to us that part of any damages or compensation recovered by you relating to the loss of earnings for the period of the Incapacity as we may reasonably determine less any costs borne by you in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by us in respect of the period of Incapacity.
11.5.
If you are prevented by incapacity from properly performing your duties under this agreement for a consecutive period of 20 working days, the Company may appoint another person or persons to perform those duties until such time as you are able to resume fully the performance of your duties.
11.6.
In the event that you are absent by reason of ill-health, you will continue to co-operate with and act in good faith towards the Company including staying in regular contact with the Company and providing it with such information about your health, prognosis and progress as we may require.
12.
Other paid leave

You may be eligible to take the following types of paid leave during the Employment, subject to any statutory eligibility requirements or conditions and the Company’s rules applicable to each type of leave in force from time to time: maternity leave; paternity leave; adoption leave; shared parental leave; parental bereavement leave; and any other statutory leave as may be available from time to time. Unless otherwise stated in an Employee Handbook as in effect as of the date of leave, the Company does not provide paid leave over and above any statutory entitlement. We may replace, amend or withdraw the Company’s policy on any of the above types of leave at any time.

13.
Training

There are no particulars applicable to the Employment in relation to training.

14.
Confidential Information
14.1.
You acknowledge that in the course of your Employment you will have access to and be entrusted with Confidential Information. For purposes of this Agreement, “Confidential Information” means information in respect of the technology, business, operations and financing of the each of the Group Companies and that of their respective clients, customers, suppliers, investors, agents and business associates or prospective clients, customers, suppliers, investors, agents and business associates that, in each case, amounts to a trade secret, is confidential or not publicly available, or is commercially sensitive. Confidential Information includes by way of example only:
(a)
know-how, technical designs, drawings, diagrams or specifications relating to the systems, products or services of any Group Company or any of their respective clients, customers, suppliers, agents, or business associates;
(b)
details of current activities and current and future business strategies and tactics including those relating to services, management, advertising, sales and marketing, the acquisition or disposal of a company or business or part thereof or any proposed expansion or contraction of activities;
(c)
details of any investors in any Group Company or the amount, value or terms of their investments;
(d)
the research and development of new systems, products or services;
(e)
external consultants, contractors and suppliers and their services, designs, production and delivery capabilities;
(f)
customers and clients and details of their particular requirements and businesses and the terms of business with them;
(g)
details of employees and officers of the Group Companies and of the remuneration and other benefits paid to them;
(h)
costings, profit margins, discounts, rebates, pricing, payment and credit policies and other financial information and procedures and systems for the foregoing whether of a Group Company or of any client, customer, supplier, agent or business associate of a Group Company;
(i)
existing and prospective operating systems, software applications and methods or production, manufacture, processing or treatment; and
(j)
any document or intangible material clearly marked ‘confidential’, information which you are told is confidential or any other information of a private, confidential or secret nature concerning any Group Company and any information which has been given to any Group Company in confidence by clients, customers, suppliers, investors, agents, business associates or other persons.
14.2.
All notes, memoranda, samples and other documents and materials (in whatever form including in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) containing or pertaining to Confidential Information or otherwise relating to the business of any Group Company (whether created or acquired by you or otherwise), electronic equipment and other items provided for your use by any Group Company (collectively, the “Company Property”) shall be the property of the Company or the relevant Group Company.
14.3.
Subject to clause 14.6, you shall not, either during your Employment or at any time after its termination (however arising), use or disclose to any Person (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information, except with respect to:
(a)
any use or disclosure of Confidential Information as reasonably necessary in the proper performance of your duties during your Employment for the benefit of any of the Group Companies;
(b)
any use or disclosure of Confidential Information to the extent expressly authorised in writing by the Board; or

(c)
any information which is already in, or comes into, the public domain other than through any unauthorised disclosure by you or by a Person acting on your behalf or instruction.
14.4.
During your Employment, you will take reasonable measures to secure and protect Confidential Information and Company Property in your possession or control and you will comply in all respects with the Company’s policies relating to the security and protection of Confidential Information and other Company Property.
14.5.
Nothing in this clause 14 or any other provision of this Agreement shall prevent you or, where applicable, any Group Company (or any of their respective officers, employees, workers or agents) from:
(a)
making any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996 or any other applicable whistle-blower law;
(b)
making a disclosure permitted under section 17 of the Victims and Prisoners Act 2024;
(c)
making a disclosure permitted under sections 135 and 136 of the Employment Rights Act 2025;
(d)
reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
(e)
doing or saying anything that is required by HM Revenue and Customs (“HMRC”) or a regulator, ombudsman or supervisory authority;
(f)
whether required by law or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);
(g)
complying with an order from a court or tribunal to disclose or give evidence;
(h)
disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Employment;
(i)
disclosing information to any person who owes you a duty of confidentiality (which you agree not to waive) in respect of information disclosed to them, including legal or tax advisers and persons providing you with medical, therapeutic, counselling or support services; or
(j)
using or disclosing information to the extent required by applicable law or by order of any court or regulatory body of competent jurisdiction.
15.
Intellectual property
15.1.
You shall promptly provide to us full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment with us or any Group Company which relate to, or are reasonably capable of being used in, the present or future business of any Group Company. To the fullest extent permitted by applicable law, you acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in us absolutely, and you hereby assign and shall automatically assign to us all such Intellectual Property Rights. To the extent that they do not vest automatically, you hold them on trust for us. You agree promptly to execute all documents and do all acts as may, in our opinion, be necessary to give effect to this clause 15.2.
15.2.
You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 15.2.
15.3.
For the avoidance of doubt, nothing in this clause 15 shall operate to assign to the Company any Intellectual Property Rights or Inventions: (a) that were created by you entirely on your own time, without use of any Group Company’s equipment, supplies, facilities or Confidential Information; and (b) that do not relate to, and are not reasonably capable of being used in, the present or future business of any Group Company (collectively, “Retained IP”). You represent and warrant that Schedule B sets forth a complete list of all Intellectual Property Rights or Inventions created prior to the Start Date that are owned by you or in which you have any interest and that relate to, or are reasonably capable of being used in, the business of any Group Company (other than any Earlier Inventions as defined in clause 15.5) (“Prior Inventions”) (or, if no disclosure has been made in Schedule B, you represent and warrant that none exist). You further represent and warrant that if any Prior Inventions are included on Schedule B, they will not materially affect your ability to perform all obligations under this Agreement.
15.4.
You irrevocably appoint us to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of this clause 15.
15.5.
If you performed services for the Company or any Group Company, or in anticipation of the formation of the Company or any Group Company, prior to the date of this Agreement (whether as an employee, contractor or otherwise), any Inventions or works embodying Intellectual Property Rights that you created during that prior period in the course of performing such services (“Earlier Inventions”) are subject to the assignment in clause 15.1 and are not Retained IP or Prior Inventions for the purposes of clause 15.3. By signature of this document as a deed, you hereby assign to the Company all Intellectual Property Rights in such Earlier Inventions. You agree to promptly disclose to the Company any Earlier Inventions that have not previously been disclosed.
15.6.
You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause 15. This clause 15 is without prejudice to your rights under the Patents Act 1977.
15.7.
The provisions of this clause 15 will continue in force after the termination of this agreement in respect of all Inventions and all works embodying Intellectual Property Rights made by you during the course of your employment with us or any Group Company and will be binding on your personal representatives.

16.
Payment in lieu of notice
16.1.
Notwithstanding clause 2, we may, in our sole and absolute discretion, terminate your Employment at any time (including where you have given notice of termination to the Company) and with immediate effect by notifying you that we are exercising our right under this clause 16 and that we will pay you in lieu of Basic Salary only (as at the date of termination) which you would have been entitled to receive under this Agreement during the notice period referred to in clause 2 (or, if notice has already been given by either party, during the remainder of the notice period) less such deductions as are required by law including for income tax and National Insurance contributions (Payment in Lieu). For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)
any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)
any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; and
(c)
any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
16.2.
We may pay any sums due under clause 16.1 in equal monthly instalments until the date on which the notice period referred to in clause 2 would have expired if notice had been given. You shall have no right to receive a Payment in Lieu unless we have exercised our discretion in clause 16.1.
16.3.
Notwithstanding clause 16.1 you shall not be entitled to any Payment in Lieu if, after electing to terminate your Employment by making a Payment in Lieu we subsequently discover that we would otherwise have been entitled to terminate your Employment without notice in accordance with clause 17. In that case we shall also be entitled to withhold any Payment in Lieu and recover from you any Payment in Lieu (or any instalments) already made.
17.
Termination without notice
17.1.
We may also terminate your Employment with immediate effect without notice or Payment in Lieu and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:
(a)
are guilty of any serious misconduct affecting any Group Company;
(b)
commit any serious or repeated breach or non-observance of any term of this Agreement or refuse or neglect (other than due to Incapacity) to comply with any of our reasonable and lawful directions;
(c)
commits any breach or are found to have been in breach of the representations and warranties given at clause 3;
(d)
are, in our reasonable opinion, negligent or incompetent in the performance of your duties;
(e)
are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(f)
are charged with or convicted of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing;
(g)
cease to be eligible to work in the UK;
(h)
are disqualified from acting as a director or resign as a director from any Group Company without the prior written approval of the Board;
(i)
are guilty of any fraud or dishonesty or act in any manner which in our opinion brings or is likely to bring you or any Group Company into disrepute or is materially adverse to any Group Company’s interests; or
(j)
are guilty of a serious breach of any policies or rules issued by us from time to time regarding our electronic communications systems or the security of such systems or are in breach of any Group Company policy relating to anti-discrimination, anti‑harassment or anti-retaliation.
17.2.
Our rights under clause 17.1 are without prejudice to any other rights that we might have at law to terminate your Employment or to accept any breach of this Agreement by you as having brought this Agreement to an end. Any delay by us in exercising our rights to terminate shall not constitute a waiver of these rights.
18.
Garden Leave
18.1.
Following service of notice to terminate your Employment by either party, or if you purport to terminate your Employment in breach of contract, we may by written notice place you on Garden Leave for the whole or part of the remainder of your Employment.
18.2.
During any period of Garden Leave:
(a)
we shall be under no obligation to provide any work to you and may revoke any powers you hold on any Group Company’s behalf;
(b)
we may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as we may decide;
(c)
we may require you to take any accrued holiday due to you;
(d)
you shall continue to receive your Basic Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(e)
you shall remain our employee and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);
(f)
you shall ensure that your line manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
(g)
we may exclude you from any Group Company’s premises;
(h)
we may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company; and

(i)
we are entitled to appoint another person to perform your responsibilities jointly with you or in your place.
19.
Obligations on termination
19.1.
On termination of your Employment (however arising) or, if earlier, at the start of a period of Garden Leave, you shall:
(a)
subject to clause 19.2, immediately deliver to us all Company Property which is in your possession or under your control;
(b)
irretrievably delete any Confidential Information or other information relating to any Group Company’s business stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside our premises or information technology systems;
(c)
take any other action that any Group Company reasonably requires as part of the transition of your duties and responsibilities, including providing the relevant Group Company with all login details and passwords for any accounts used by you in connection with your employment, transferring to the relevant Group Company any administrator rights in connection with such accounts and removing yourself from any accounts or systems used by you in connection with your employment;
(d)
provide a signed statement that you have complied fully with your obligations under this clause 19.1 together with such reasonable evidence of compliance as we may request; and
(e)
to the extent applicable, resign with immediate effect as a director or officer of each Group Company (or from any directorships or other positions held by you on behalf of any Group Company), and you irrevocably appoint us to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of this clause 19.1(e).
19.2.
Where you have been placed on Garden Leave you shall not be required by clause 19.1 to return until the end of the Garden Leave period any property provided to you as a contractual benefit for use during your Employment.
19.3.
On termination of your Employment however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by any Group Company in which you may participate.
19.4.
You acknowledge and agree that you will abide by each of the covenants set forth in Schedule C. Such covenants and your other obligations under this Agreement are in addition to, and do not supersede or limit, any other obligations that you owe to any Group Company under any other written agreement to which you are a party or under any applicable statutory, common law or equitable obligations.

20.
Disciplinary and grievance procedures
20.1.
You are subject to our disciplinary rules and procedure, and our grievance procedure, copies of which are available from your line manager or the Company’s human resources department. These rules and procedures do not form part of your contract of employment.
20.2.
If you want to raise a grievance, you may apply in writing to your line manager in accordance with our grievance procedure.
20.3.
If you wish to appeal against a disciplinary decision you may apply in writing to the Board in accordance with our disciplinary procedure.
20.4.
We may suspend you from any or all of your duties for no longer than is necessary to investigate any disciplinary matter involving you or so long as is otherwise reasonable while any disciplinary procedure against you is outstanding. During any period of suspension:
(a)
you shall continue to receive your Basic Salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(b)
you shall remain our employee and bound by the terms of this Agreement;
(c)
you shall ensure that your line manager knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);
(d)
we may exclude you from your place of work or any of any Group Company’s other premises; and
(e)
we may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.
21.
Pensions
21.1.
The Company will comply with its obligations under the Pensions Act 2008. It will automatically enrol you into a qualifying pension scheme, but may postpone your enrolment by up to three months. Once you have been enrolled, you may choose to opt out of membership of the pension scheme but may be re-enrolled from time to time, as required under and in accordance with the automatic enrolment laws.
21.2.
If you have been automatically enrolled into the pension scheme as referred to in clause 21.1 above then while you are a member of that scheme:
(a)
the Company will make at least the minimum contributions it is required to make; and
(b)
you will contribute at least the amount required, when added to any Company contribution, to make up the total contribution required,

in accordance with automatic enrolment laws in force from time to time. Subject to these minimum contribution levels for you and the Company, you will be informed of the contribution options (if any) available on joining the pension scheme.

21.3.
The Company reserves the right to, at any time and from time to time, replace, terminate (without replacement) or in any way amend any pension arrangements that may be provided.
22.
Data protection
22.1.
We will collect and process information relating to you in accordance with the privacy notices issued to you by the Company from time to time.
22.2.
You shall comply with all applicable laws and any data protection policy of the Company when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of any Group Company.
23.
Collective agreements

There is no collective agreement which directly affects your Employment.

24.
Withholdings
24.1.
All payments and benefits under this Agreement shall be subject to deductions and withholdings as required by applicable law, including deductions for income tax and employee National Insurance contributions.
25.
Reconstruction and amalgamation; transfer of employment
25.1.
If your Employment is terminated at any time by reason of the reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, you shall have no claim against us or any such undertaking arising out of or connected with the termination.
25.2.
You consent to the transfer of your employment under this Agreement to an Associated Employer at any time during your Employment.
25.3.
If you shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this Agreement by way of novation to a company which has acquired or agreed to acquire the whole or substantially the whole of the undertaking and assets or not less than 50% of the equity share capital of the Company, the Company may terminate the Employment by the applicable statutory minimum notice entitlement under the Employment Rights Act 1996 within one month of such offer being refused by you.
26.
Notices
26.1.
A notice given to a party under or in connection with this Agreement shall be in writing and shall be delivered by hand, by pre-paid first-class post or other next working day delivery service, or by email.
26.2.
The address for service of the Company shall be its registered office marked for the attention of the Board and the address for service of you shall be your most recent home address as reflected in the Company’s personnel records. The addresses for service by email to the Company by you shall be the address set forth in Schedule A. The addresses for service by email to you by the Company may be either your Company-issued email address or your most recent personal email address as reflected in the Company’s personnel records.

26.3.
Unless proved otherwise, any such notice shall be deemed to have been received:
(a)
if delivered by hand, at the time the notice is left at the address given in this Agreement or given to the addressee;
(b)
if sent by pre-paid first class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; and
(c)
if sent by email, at the time of transmission (if sent during normal business hours, that is 9.30 to 17.30 local time) in the place from which it was sent or (if not sent during such normal business hours) at 9.30 of the next Business Day in the place from which it was sent.
26.4.
This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.
27.
Entire agreement
27.1.
This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements (including, without limitation, your Employment Contract with the Company dated 1 September 2020), promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.
27.2.
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.
27.3.
Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.
28.
Variation

No variation or agreed termination of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

29.
Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

30.
Third party rights

No one other than a party to this Agreement shall have any right to enforce any of its terms. Notwithstanding the foregoing, each Group Company other than the Company shall be a third party beneficiary with respect to your obligations to such Group Company under the terms of this Agreement.

31.
Governing law

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

32.
Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

This Agreement has been executed as a deed and is delivered and takes effect on the date executed by the last party to execute below.

EXECUTED as a DEED by IAMBIC THERAPEUTICS UK LTD

acting by FREDERICK MANBY, a Director

Director signature: /s/ Frederick Manby
Date: 20/09/2026
In the presence of:
Witness signature: /s/ Witness
Witness name: [***]
Witness address: [***]
Witness occupation: [***]
Date: 20/09/2026

EXECUTED as a DEED by FREDERICK MANBY

Employee signature: /s/ Frederick Manby
Date: 20/09/2026
In the presence of:
Witness signature: /s/ Witness
Witness name: [***]
Witness address: [***]
Witness occupation: [***]
Date: 20/09/2026

Schedule A – Individual Employment Terms

The terms set forth in this Schedule A should be read in conjunction with, and are subject to the terms of, the applicable provisions of the Agreement.

Start date: The date of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s Common Stock, pursuant to which the Company’s Common Stock is priced for the initial public offering.

Date on which your period of continuous service with the Company began: 1 September 2020.

Job title: Co-Founder and Chief Technology Officer.

Notice period: One month.

Normal place of work: Your home in the United Kingdom from time to time.

Normal working hours: Monday to Friday from 9 a.m. to 6 p.m. with one hour for lunch.

Salary: £402,901

Annual Bonus Opportunity: Your annual target bonus opportunity will be fifty percent (50%) of your annual base salary (the “Target Bonus”). The Target Bonus shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. Your actual bonuses (if any) shall be based upon achievement of performance objectives to be determined by the Board in its sole and absolute discretion.

Number of paid holidays: 25 days per holiday year plus the usual public holidays in England.

The Company’s holiday year: 1 January to 31 December.

Email address for notice to the Company: [***].

Schedule B—Prior Intellectual Property and Inventions

This Schedule B lists all Intellectual Property Rights and Inventions created by you prior to the Start Date that: (a) are owned by you or in which you have any interest; and (b) relate to, or are reasonably capable of being used in, the business of any Group Company. IP listed here is retained by you and is not assigned to the Company under clause 15. IP created in the course of performing services for any Group Company prior to the Start Date (Earlier Inventions) is not listed here and is assigned to the Company under clause 15.5.

None.

Schedule C – Post-Termination Restrictive Covenants

1.
The definitions in this clause 1 of Schedule C shall apply in this Schedule C.

“Capacity” means as agent, consultant, director, employee, worker, owner, partner, investor or shareholder.

“Prospective” means (a) in relation to any Person, a Person with whom or which the Company or any other Group Company had negotiations or discussions at any time during the Relevant Period regarding entering into a business relationship with the Company or any other Group Company (including as a customer, investor or supplier) and (b) in relation to any business, a business activity, product or service the Company or any other Group Company is planning to engage in, develop or sell and has invested material resources in respect of such plans at any time during the Relevant Period.

“Relevant Period” means the period of 12 months before the Restriction Date.

“Restricted Business” means those parts of the Company’s or any Group Company’s (a) business with which you were involved or concerned (other than in a minimal way) or for which you had managerial responsibility, in each case at any time in the Relevant Period; or (b) Prospective business of which you were aware or in respect of which you had access to Confidential Information, in each case at any time during the Relevant Period.

“Restricted Customer” means any Person who, at any time during the Relevant Period, was a customer or client or Prospective customer or client of, or in the habit of dealing with, the Company or any other Group Company and, in each case, with whom you or another employee who reports to you (whether directly or indirectly) had contact with (other than in a minimal way) in the course of employment at any time in the Relevant Period or about whom you obtained Confidential Information or became aware or informed in the course of your employment.

“Restricted Investor” means any Person who, at any time during the Relevant Period, was an investor or Prospective investor in the Company or any other Group Company and, in each case, with whom you or another employee who reports to you (whether directly or indirectly) had contact (other than in a minimal way) in the course of employment at any time in the Relevant Period or about whom you obtained Confidential Information or became aware or informed in the course of your employment.

“Restricted Person” means anyone employed or engaged (whether as a director, officer, adviser, worker, consultant, contractor or otherwise) by the Company or any other Group Company in a senior executive, senior technical, senior advisory, senior operational, or sales capacity who could damage the Company’s or any other Group Company’s interests if they were involved in any Capacity in any Person or business concern which competes with or intends to compete with any Restricted Business and with whom you had dealings (other than in a minimal way) at any time in the Relevant Period in the course of your employment.

“Restricted Supplier” means any Person who, at any time during the Relevant Period, was a supplier or Prospective supplier of goods or services to the Company or any other Group Company (other than utilities or goods and services supplied for administrative purposes) and, in each case, with whom you or another employee who reports to you had contact (other than in a minimal way) in the course of employment at any time in the Relevant Period or about whom you obtained Confidential Information or became aware or informed in the course of your employment.

“Restricted Territory” means any country in the world where the Company or any other Group Company had current or Prospective business interests or dealings on the Restriction Date or at any time during the Relevant Period and in respect of which you were involved or concerned (other than in a minimal way) or had managerial responsibility for such current or Prospective business interests or dealings, in each case at any time during the Relevant Period.

“Restriction Date” means the earlier of the date of Termination and the first day of any period of Garden Leave in accordance with clause 18.

“Termination” means the termination of your employment with the Company, regardless of the time or reason of such termination and regardless of which party terminated the employment.

2.
You acknowledge that, by reason of your Employment and due to the nature of your role, you will have access to trade secrets, Confidential Information, business connections and the workforce of the Company and Group Companies and that at the expense of and/or otherwise on behalf of the Company and its Group Companies you will make, maintain and develop personal knowledge of, influence over and valuable personal contacts with customers, clients, suppliers, staff and third parties. In order to protect the legitimate business interests of the Company and the Group Companies it is therefore reasonable for you to enter into the covenants in this Schedule C and you agree that these covenants are reasonable.
3.
You covenant with us (on our own behalf and as trustee and agent for each Group Company) that you shall not:
3.1.
for three months after Termination, be involved or engaged in any Capacity with any Person or business concern which is (or intends to be) in competition with any part of the Restricted Business anywhere within the Restricted Territory;
3.2.
for six months after Termination solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any part of the Restricted Business or to encourage or to induce or endeavour to encourage or induce any Restricted Customer to terminate or reduce its business relationship with the Company or any other Group Company;
3.3.
for six months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business activities which are in competition with any part of the Restricted Business;
3.4.
for six months after Termination solicit or endeavour to entice away from the Company or any other Group Company the business or custom of a Restricted Supplier with a view to receiving goods or services from that Restricted Supplier in competition with any part of the Restricted Business or to encourage or induce or endeavour to encourage or induce any Restricted Supplier to terminate or reduce its business relationship with the Company or any other Group Company;
3.5.
for six months after Termination encourage or induce or endeavour to encourage or induce any Restricted Investor to terminate, reduce or decline to make any investment in the Company or any other Group Company;

3.6.
for six months after Termination encourage or induce or endeavour to encourage or induce any Restricted Person to terminate his or her employment or engagement with the Company or any other Group Company;
3.7.
for six months after Termination in the course of any business activities which are in competition with any part of the Restricted Business, offer to employ or engage any Restricted Person;
3.8.
for six months after Termination in the course of any business activities which are in competition with any part of the Restricted Business, employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or
3.9.
at any time after Termination, represent yourself as connected with the Company or any other Group Company in any Capacity, other than as a former employee or, if applicable, shareholder, or use any registered business names or trading names associated with the Company or any other Group Company.
4.
The restriction at clause 3.1 of Schedule C shall not prevent you from:
4.1.
holding a passive investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or
4.2.
being engaged or concerned in any Person or business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the Relevant Period and which are not competitive with any part of the Restricted Business.
5.
The restrictions imposed on you by this Schedule C apply to you acting:
5.1.
directly or indirectly; and
5.2.
on your own behalf or on behalf of, or in conjunction with, any Person.
6.
The periods for which the restrictions in clause 3 of this Schedule C apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.
7.
If, during your Employment or before the expiry of the last of the covenants in this Schedule C, you receive an offer to be involved in any Capacity in a business which competes with any part or parts of the Company’s or any other Group Company’s business with which you are or have been involved to a material extent during your Employment, you shall give the person making the offer a copy of this Schedule C within three days of the offer being made.
8.
If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with us to carry out services for a Person or business concern which competes with, or is intended to compete with any part of the Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by us, be employed or engaged in any way with that Person or business concern.
9.
You acknowledge that you have had the opportunity to seek and obtain your own legal advice before agreeing to the terms of this Schedule C.

10.
Each of the restrictions in this Schedule C is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.
11.
If your employment is transferred to any Person entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, you will, if required, enter into an agreement with the New Employer containing post‑termination restrictions corresponding to those restrictions in this Schedule C, protecting the confidential information, trade secrets and business connections of the New Employer.
12.
You will, at our request and expense, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this Schedule C (or such of those restrictions as may be appropriate) in relation to that Group Company.